May 4, 2012

Keith Omsberg
1015 Riva Ridge Drive
Great Falls, VA  22066

Dear Keith,

This letter serves as an amendment to your employment agreement with Official Payments Holdings, Inc. dated May 6, 2009 (the “Employment Agreement”), and, for ease of reference, incorporates the previous amendment by letter agreement dated November 3, 2010 (the “2010 Amendment”).  As of the date you execute this amendment, we hereby agree to amend the Employment Agreement as follows, effective as of such date:

1.           All references to Tier Technologies, Inc. shall become “Official Payments Holdings, Inc.”

2.           Delete the first sentence of Section 2, Term of Employment, and replace with the following:

“The Company hereby continues to employ the Executive, and the Executive hereby accepts such continued employment, for the period commencing on the Effective Date and ending on May 4, 2014, subject to earlier termination of the Term of Employment in accordance with the terms of this Agreement.”

3.           Delete the first sentence of Section 4, Base Salary, and replace with the following:

“The Executive shall continue to be paid an annualized Base Salary of Two Hundred and Twenty Thousand dollars ($220,000) payable in accordance with the regular payroll practices of the Company.”

4.           As provided in the 2010 Amendment, the first sentence of Section 11(c) in the Employment Agreement has been amended by (i) by replacing “thirtieth (30th)” with “sixtieth (60th)” and (ii) inserting at the end of the sentence “, which release must become effective and irrevocable no later than the sixtieth (60th) calendar day following the date of termination.”

5.           In Section 11(d)(iv), delete the words “, which average shall include the retention payment in the amount of $85,000 pursuant to the February 5, 2007 retention agreement.”

6.           In Section 11(d)(vii), replace with words “vesting of all granted Performance Stock Units (PSUs) in accordance with Plan document approved as of December 4, 2008” with the word “Reserved.”

7.           In Section 21, replace the words “10780 Parkridge Blvd., 4th Floor, Reston, Virginia 20191” with the words “3550 Engineering Drive, Suite 400, Norcross, Georgia 30092.”

8.           Except as modified herein, all other terms and conditions of the Employment Agreement remain in full force and effect, including but not limited to your obligations under the Proprietary and Confidential Information, Developments, Noncompetition and Nonsolicitation Agreement that you signed for the benefit of the Company.

This amendment and the Employment Agreement contain the entire understanding and agreement between the parties concerning the subject matter hereof and supersede all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, with respect thereto.  This amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia (without reference to the conflict of laws provisions thereof).  This amendment may be executed in counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same document.

For and on behalf of

Official Payments Holdings, Inc.

/s/ Alex P. Hart
Alex P. Hart
Chief Executive Officer

I have read the above amendment to the Employment Agreement, and I voluntarily accept the terms and conditions set forth above.

/s/ Keith S. Omsberg
Keith S. Omsberg	Date	May 4, 2012